Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors and Shareholders

Bio-Techne Corporation

We consent to the use of our report dated August 29, 2014 with respect to the consolidated balance sheets of Bio-Techne Corporation as of June 30, 2014 and 2013, and the related consolidated statements of earnings and comprehensive income, shareholders’ equity, and cash flows for each of the years in the three-year period ended June 30, 2014, and the effectiveness of internal control over financial reporting as of June 30, 2014, incorporated herein by reference.

/s/ KPMG LLP

Minneapolis, Minnesota

November 4, 2014